Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 16th day of September 2011 between Alkermes Pharma Ireland Limited, a corporation incorporated under the laws of Ireland (the “Company”), and Shane Cooke (“Executive”).

WHEREAS, the Company and the Executive wish to set forth the terms and conditions for the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.  The term of this Agreement shall extend from the the date of the closing of the merger transaction described in the Business Combination Agreement and Plan of Merger, dated as of May 9, 2011, by and between Elan Corporation, plc and various corporate entities related to Elan and Alkermes, Inc., which closing date is expected to be September 16, 2011 (the “Commencement Date”) until this Agreement is terminated by either the Executive or the Company pursuant to Paragraph 4.  The term of this Agreement may be referred to herein as the “Period of Employment.”

2. Position and Duties.  During the Period of Employment, Executive shall serve as President, Alkermes plc, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with Executive’s position or other positions that he/she may hold from time to time.  Executive shall devote his/her full working time and efforts to the business and affairs of the Company.

3. Compensation and Related Matters.

(a) Base Salary.  Executive’s initial annual base salary shall be €444,500 annually.  Executive’s base salary shall be redetermined annually by the Compensation Committee of the Board (the “Compensation Committee”).  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in monthly installments, in arrears.

(b) Incentive Compensation.  Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time, and shall also be eligible to participate in such incentive compensation plans as the Compensation Committee shall determine from time to time.

(c) Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him/her in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company.

(d) Other Benefits.  During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, as these plans or arrangements may thereafter be amended from time to time.  As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company.  During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any Employee Benefit Plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.  Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(d) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he/she is so employed.  Should any such payments or benefits accrue on a fiscal year (rather than calendar year) basis, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(e) Vacations.  Executive shall be entitled to 21 days paid annual leave in each calendar year.  Executive shall also be entitled to all public holidays given by the Company to its executives.

4. Termination.  Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death.  Executive’s employment hereunder shall terminate upon his/her death.

(b) Disability.  If Executive is prevented from performing his/her duties hereunder by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, Company may terminate the employment of Executive at or after such time.  Nothing in this Subparagraph 4(b) shall be construed to waive Executive’s rights, if any, under existing law.

(c) Termination by Company for Cause.  At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his/her duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Executive that would reasonably be expected to result in material injury to the Company if he/she were retained in his/her position; (iii) continued, willful and deliberate non-performance by Executive of his/her duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement; (v) a violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(d) Termination Without Cause.  At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause.  Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 4(c) or result from the death or disability of Executive under Subparagraph 4(a) or (b) shall be deemed a termination without Cause; provided that, Executive’s employment shall not be deemed terminated under this Subparagraph 4(d) if he remains employed by an affiliate of the Company.

(e) Termination by Executive.  At any time during the Period of Employment, Executive may terminate his/her employment hereunder for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (ii) an involuntary material reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (iii) a breach by the Company of any of its other material obligations under this Agreement, or (iv) a material change in the geographic location at which Executive must perform his/her services; provided that, a change in the employment of Executive to another affiliate of Company does not in and of itself constitute “Good Reason.”    “Good Reason Process” shall mean that (A) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) Executive notifies the Company in writing of the occurrence of the Good Reason event within ninety (90) days of the occurrence of such event; (C) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive; and (E) Executive terminates his/her employment no later than sixty (60) days after the end of the thirty-day cure period.  If the Company cures the Good Reason event in a manner acceptable to Executive during the thirty-day period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination.  Except for termination as specified in Subparagraph 4(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination.  “Date of Termination” shall mean:  (i) if Executive’s employment is terminated by his/her death, the date of his/her death; (ii) if Executive’s employment is terminated or by the Company for Cause under Subparagraph 4(c), the date on which Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company under Subparagraphs 4(b) or (d), three (3) months after the date on which a Notice of Termination is given; and (iv) if Executive’s employment is terminated by Executive under Subparagraph 4(e), three (3) months after the date on which a Notice of Termination is given.

5. Compensation Upon Termination.

(a) Termination Generally.  If Executive’s employment with the Company is terminated for any reason during the Period of Employment, the Company shall pay or provide to Executive (or to his/her authorized representative or estate) any earned but unpaid Base Salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits Executive may have under any Employee Benefit Plan of the Company, including without limitation any benefits that may accrue on Executive’s retirement from the Company, to the extent applicable (the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by Executive with Good Reason.  If Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d), or Executive terminates his/her employment for Good Reason as provided in Subparagraph 4(e), then the Company shall, through the Date of Termination, pay Executive his/her Accrued Benefit.  The Company shall within seven (7) days of the Date of Termination provide to Executive a general release of claims in a form and manner satisfactory to the Company (the “Release”).  If Executive signs the Release and delivers it to Company within twenty-one (21) days of Executive’s receipt of the Release and does not revoke it within seven (7) days thereafter:

(i) Company shall pay Executive an amount equal to 1.5 times the sum of Executive’s Base Salary and his/her Average Incentive Compensation (the “Severance Amount”).  The Severance Amount shall be paid out in monthly installments, in eighteen (18) months in arrears beginning on the first payroll date that occurs after the Date of Termination.  For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Subparagraph 3(b) received by Executive for the two (2) immediately preceding fiscal years.  In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus.  Notwithstanding the foregoing, if Executive breaches any of the provisions contained in Paragraph 7 of this Agreement, all payments of the Severance Amount shall immediately cease.

6. Change in Control Payment.  The provisions of this Paragraph 6 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of Alkermes plc or any successor in interest to Alkermes plc (“Alkermes”).  These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his/her assigned duties and his/her objectivity during the pendency and after the occurrence of any such event.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 5(b) regarding the amount of severance pay and benefits upon a termination of employment, if such termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Period of Employment.  These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control.

(a)           A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(i)           any “Person,” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Act”) (other than Alkermes, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Alkermes or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Alkermes representing fifty percent (50%) or more of the combined voting power of Alkermes’ then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Alkermes); or

(ii)             a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election; or

(iii)           the consummation of (A) any consolidation or merger of Alkermes where the stockholders of Alkermes, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Alkermes.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by Alkermes that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Alkermes) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(b)           Effect of a Change in Control.

(i) If within twenty-four (24) months after a Change in Control occurs, the Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d) or the Executive terminates his employment for Good Reason as provided in Subparagraph 4(e), then, the Company shall pay Executive a lump sum in cash on the Date of Termination equal to the sum of:

(A)  to the extent not theretofore paid, an amount equal to the Executive’s Base Salary through the Date of Termination;

(B)  an amount equal to the following formula:  A x (B ÷ 365); where A equals Executive’s Average Incentive Compensation and B equals the number of days in the current fiscal year through the Date of Termination; and

(C) an amount equal to 1.5 times the sum of (I) Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (II) Executive’s Average Incentive Compensation.

7. Confidential Information, Nonsolicitation and Cooperation.

(a) Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Company or its affiliates which is of value to the Company or its affiliates in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to the Company or its affiliates.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or its affiliates.  Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company or its affiliates, as well as other information to which Executive may have access in connection with Executive’s employment.  Confidential Information also includes the confidential information of others with which the Company or its affiliates has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Subparagraph 7(b).

(b) Confidentiality.  Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information.  At all times, both during Executive’s employment with the Company or its affiliates and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company or its affiliates.

(c) Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by the Company or its affiliates or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company and/or its affiliate.  Executive will return to the Company all such materials and property as and when requested by the Company.  In any event, Executive will return all such materials and property immediately upon termination of Executive’s employment for any reason.  Executive will not retain with Executive any such material or property or any copies thereof after such termination.

(d) Nonsolicitation.  During the Period of Employment and for six (6) months thereafter, Executive (i) will refrain from directly or indirectly recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company or its affiliates (other than terminations of employment of subordinate employees undertaken in the course of Executive’s employment with the Company or its affiliates); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company or the Company’s affiliates.  However, nothing in this Subparagraph 7(d) will prohibit Executive from indirectly recruiting, soliciting, inducing or influencing a person to leave employment with the Company or its affiliates through the use of advertisements in trade journals and the like or from discussing employment opportunities with such employees to the extent such employees contact Executive first.  Executive understands that the restrictions set forth in this Subparagraph 7(d) are intended to protect the Company’s and its affiliates’ interests in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for such purpose.

(e) Litigation and Regulatory Cooperation.  During and after Executive’s employment, Executive shall cooperate fully with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates which relate to events or occurrences that transpired while Executive was employed by the Company or its affiliates.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or its affiliates at mutually convenient times.  During and after Executive’s employment, Executive also shall cooperate fully with the Company and its affiliates in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company or its affiliates.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Subparagraph 7(e).

8. Integration.  This Agreement, the Offer Letter dated September 15, 2011 between the Company and Executive], and the Employee Agreement with respect to Inventions and Proprietary Information dated September 16, 2011 between Executive and the Company constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to any related subject matter.  Notwithstanding the foregoing, except to the extent in conflict therewith, this Agreement does not supersede the Employee Agreement with respect to Inventions and Proprietary Information dated September 16, 2011 between Executive and the Company.

9. Assignment; Successors and Assigns.  Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

10. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention Head of Human Resources, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

13. Amendment.  This Agreement may be amended or modified only by a written instrument referencing this Agreement signed by Executive and by a duly authorized representative of the Company.

14. Governing Law.  This Agreement shall be governed by the laws of Ireland and the parties hereby consent to the to the exclusive jurisdiction of the Irish Courts and Irish statutory bodies.

15. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SIGNED for and on behalf
of ALKERMES PHARMA IRELAND LIMITED
by its lawfully appointed attorney
TOM RIORDAN
in the presence of:
____________________________
(Signature)

Signature of Witness:	_______________________________
Name of Witness:
Address of Witness:
Occupation of Witness:

SIGNED by
SHANE COOKE
in the presence of:
____________________________
(Signature)

Signature of Witness:	_______________________________
Name of Witness:
Address of Witness:
Occupation of Witness: